Exhibit 99.1

Hecla Reports Net Income of $54.2 Million and Record Operating Cash Flow of $115 Million in 2009

For the Period Ended December 31, 2009

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--February 17, 2010--Hecla Mining Company (NYSE:HL) today reported full-year and fourth quarter financial results for 2009. In addition, full-year guidance for production, cash costs, capital and exploration costs in 2010 are also provided.

2009 HIGHLIGHTS

  Record silver production of 10.9 million ounces, a 26% increase compared to the prior year period and the third consecutive year of increased silver production
  Gold production increased to 67,278 ounces
  Cash costs declined 55% from 2008 to $1.91 per ounce of silver after by-product credits
  Gross profit increased to $101 million, a record for Hecla
  Net income increased to $54.2 million, the third highest in Hecla’s 119-year history
  Cash flow from operating activities of $115 million, a record for Hecla
  Revenue of $313 million, the highest in a yearly period
  Repaid $161.7 million of bank debt
  Entered into a $60 million senior-secured revolving credit facility
  5% increase in proven and probable silver reserves to 140 million ounces, a record high for Hecla

FOURTH QUARTER 2009 HIGHLIGHTS

  Silver production of 2.4 million ounces
  Gold production of 16,489 ounces
  Cash costs of negative $2.00 per ounce of silver after by-product credits
  Gross profit increased to $36 million, the second highest in a quarterly period for Hecla
  Net income of $28.7 million or 11 cents per diluted share
  Cash flow from operating activities of $63.1 million, a quarterly record for Hecla
  Revenue of $88 million, the second highest in a quarterly period

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “Hecla is a different company today than any time in the past. We are seeing the effect of owning all of Greens Creek for a full year with record production of silver, lead and zinc. This higher production combined with metals prices allowed Hecla to generate more operating cash than any time in our history. And we ended the year with almost $105 million in cash and no debt. The future looks bright as we replaced mined material and increased silver reserves to 140 million ounces. This increase over last year’s record reserve comes from almost doubling silver reserves at the Lucky Friday mine as the grade increases at depth. With our increased production, low-cost structure at long-lived mines, we expect Hecla to generate significant cash flow that can be deployed to continue reserve and production growth.”

FINANCIAL

Hecla reported net income of $67.8 million, or 24 cents per share (23 cents per fully diluted share) in 2009, compared with a net loss of $66.6 million, or 57 cents per share in 2008. Including dividends to holders of its preferred shares, Hecla reported net income of $54.2 million in 2009, compared to a loss of $80.2 million in 2008. Record cash flow of $115 million was generated from operating activities in 2009.

In the fourth quarter of 2009 and before dividends to holders of its preferred shares, Hecla reported net income of $32.1 million, compared to a loss of $37.3 million, in the fourth quarter of 2008. Hecla recorded record net income applicable to common shareholders of $28.7 million, or 12 cents per common share (11 cents per fully diluted share), on revenue of $88 million, compared with a loss of $40.7 million, or 24 cents per common share, on revenue of $31.2 million in the fourth quarter of 2008. Cash flow from operating activities in the fourth quarter increased to $63.1 million, the highest ever in a quarterly period for Hecla.

In the fourth quarter of 2009, Hecla repaid the remaining balance on the term loan used to acquire the remaining 70% interest in the Greens Creek mine in April 2008. The repayment of $38.3 million was made from cash on hand. Hecla also entered into a three-year, $60 million senior-secured credit facility; the facility is fully available as no draws have been made to debt.

During the fourth quarter, Hecla recorded a tax benefit of $7.1 million to recognize the expected benefit associated with its deferred tax assets, which now total $45.7 million. Hecla also realized a gain of $4.0 million from the sale of its shares in Aquiline Resources Ltd.

At December 31, 2009, Hecla had $104.7 million in cash and cash equivalents and no debt for borrowed money. During 2009, Hecla repaid a $40 million bridge loan facility and $121.7 million for the term facility. The term facility was repaid approximately 17 months ahead of its original scheduled maturity.

Hecla declared and paid its preferred stock dividends in arrears and the scheduled quarterly dividend for each of its two series of preferred stock. The total payment of approximately $0.7 million for Hecla’s Series B Cumulative Preferred Stock was made in cash. For the 6.5% Mandatory Convertible Preferred Stock, Hecla paid total dividends of $16.4 million using common stock of Hecla, with a cash payment for fractional shares. The preferred stock dividends were paid in early January 2010.

At December 31, 2009, Hecla had approximately 238 million common shares outstanding.

METALS PRICES

During 2009, average prices for silver, lead and zinc were lower compared with prices in 2008 while gold prices were higher. Metal prices improved throughout the year and were strongest in the fourth quarter of 2009.

The average market price for silver in the fourth quarter of 2009 was $17.58 per ounce, or 72% higher, compared to the same period a year ago. For the full year, silver prices averaged $14.65 per ounce, or 2% lower than the average price of $15.02 per ounce for silver in 2008. The price of gold in the fourth quarter of 2009 averaged $1,102 per ounce and was 39% higher than the average price of $795 per ounce in the fourth quarter of 2008. The average market price for gold in 2009 was $973 per ounce, or 12% higher than the average price of $872 per ounce in 2008.

During the fourth quarter, Hecla realized $18.67 and $1,190 per ounce of silver and gold, respectively. For 2009, Hecla realized $15.63 and $1,017 per ounce of silver and gold, respectively.

The average prices for zinc and lead in the fourth quarter of 2009 were $1.01 and $1.04 per pound, respectively, reflecting increases of 87% and 86%, respectively, over the same period in 2008. Average prices for zinc and lead in 2009 were $0.75 and $0.78 per pound, respectively, or 12% and 18% lower respectively, compared with 2008.

Hecla realized $1.20 per pound for zinc in the fourth quarter of 2009 and $0.90 per pound in 2009. In the fourth quarter, Hecla realized $1.08 per pound for lead and for the full-year, $0.88 per pound lead.

For the fourth quarter and full-year 2009, Hecla reported positive provisional price adjustments of $8 million and $25.6 million, respectively.

OPERATIONS

Hecla produced a record 10.9 million ounces of silver in 2009 at a cash cost of $1.91 per ounce, after by-product credits. This compares to 8.7 million ounces of silver production in 2008 at a cash cost of $4.20 per ounce. The 26% increase in silver production is the result of improved productivity at both operations and higher silver grades at the Lucky Friday mine compared to the previous year. Hecla increased its ownership in the Greens Creek mine in 2008 from 29.7% to 100% in April 2008.

Cash costs for silver steadily improved during the year from $4.67 per ounce in the first quarter of 2009 to negative $2.00 per ounce in the fourth quarter of 2009. The decrease in cash costs during the year is attributed to increased production, improved prices for by-product credits and lower prices for some consumables. Hecla believes it continues to be one of the lowest-cost primary silver producers in the world.

By-product metal production totaled 67,278 ounces of gold, 80,995 tons of zinc and 44,263 tons of lead in 2009 compared to 54,650 ounces of gold, 61,441 tons of zinc and 35,023 tons of lead in 2008. Production of zinc and lead in 2009 achieved new records for Hecla. By-product metal production for gold, zinc and lead increased 23%, 32% and 26%, respectively in 2009 compared to production results in 2008.

Greens Creek - The Greens Creek mine in Alaska produced 7.5 million ounces of silver in 2009, at an average total cash cost per ounce of $0.35, compared to pro-forma production of 7.1 million ounces of silver at an average total cash cost per ounce of $3.29 in 2008. Hecla’s share of silver production from the Greens Creek mine in 2008 was 5.8 million ounces, reflecting its 29.7% ownership interest through April 16, 2008. The decrease in cash costs in 2009 compared to 2008 is the result of increased throughput, increased availability and use of hydroelectric power and lower prices for some consumable products, primarily diesel fuel. In 2009, the mine also produced 67,278 ounces of gold, 70,379 tons of zinc and 22,253 tons of lead.

Milled tonnage averaged 2,167 tons per day, or 8% higher than production in 2008. Despite slightly lower mined grades of silver and gold in 2009, metal production of silver, gold, zinc and lead was higher compared with metal production in 2008. Optimizing production volume and continued success synchronizing production, back-fill and development activities helped to achieve goals in each area leading to increased production and reduced unit operating costs. Unit operating costs for mining and milling in 2009 were $65.55 per ton, or 18% lower than unit costs in 2008.

Baker said, “Our Greens Creek team did a superb job to increase mine and mill throughput which is a key to lowering unit costs and maximizing the potential of the mine. But the increase was not at the expense of the future as backfill and development also exceeded 2008 levels. Throughput in 2009 increased almost 10% compared with 2008 and is a major step in our efforts to increase annual throughput another 7% over the next three years.”

During 2009, $17.5 million was capitalized for underground development and purchases of new mobile equipment at the Greens Creek mine and for other non-cash additions.

Lucky Friday - The Lucky Friday mine in northern Idaho produced 3.5 million ounces of silver in 2009, a 23% increase over 2008 production of 2.9 million ounces. Average total cash costs in 2009 were $5.21 per ounce after by-product credits, or 14% lower than average total cash costs of $6.06 per ounce in 2008. The Lucky Friday mine production reached an all-time high of 346,395 tons or 952 tons per day, an improvement of 9% compared with 2008. In addition, the operation set new monthly and quarterly records for tons processed while metal recoveries of all three metals and concentrate quality improved. The mine also produced 22,010 tons of lead and 10,616 tons of zinc in 2009, which compares with production of 18,393 tons of lead and 9,386 tons of zinc in 2008.

More selective mining and grade control practices, together with enhanced operating techniques in the mill, increased production of all metals compared with 2008. These productivity gains helped to reduce cash costs in 2009 compared with 2008. Unit operating costs for mining and milling in 2009 were $73.54 per ton, or 5% lower than unit operating costs of $77.46 per ton in 2008.

Capitalized mine costs in 2009 were $15.9 million. This included work at both water treatment plants and the new #4 tailings facility, underground mine development and new equipment purchases. In addition, we continued to advance detailed engineering studies in support of a deep development decision later this year.

Baker continued, “The performance at the Lucky Friday mine exceeded all operational benchmarks, with silver production of more than 3.5 million ounces, the most since the year 2000. The mill processed more ore than any other time in its 67-year history, making this the fifth consecutive year of increased throughput. Also, the production of zinc was the highest in the history of the mine and record amounts of silver reserves were delineated. The expertise and determination of the people at Lucky Friday is evident. We are also excited about the future as we prepare our plans for the long-term infrastructure development at depth. While we are taking small steps now, we expect engineered cost and schedule estimates for a multi-year development program to be completed later this year. There is a significant opportunity ahead to increase silver production at a low cash cost owing to the quality of the deposit. Importantly, this would bring production growth and extend the mine-life at Lucky Friday to at least year 2028.”

EXPLORATION

Hecla spent $9.3 million on exploration in 2009. Hecla controls large land positions in Alaska, Colorado, Idaho and Mexico. Drill programs were completed in each of these areas with emphasis on Greens Creek in Alaska and Lucky Friday in Idaho. Baker said, “We accomplished our goals of defining additional reserves and resources and advanced our understanding of several newer exploration targets at Greens Creek, the Silver Valley and in Mexico. At the Lucky Friday mine, we have defined the largest reserve in the history of this mine by successfully converting eastward extensions of resources to reserves with in-fill drilling and by including a portion of deeper resources that will be accessible with development. As we in-fill drill the rest of the known resources, we expect more conversion of resources and a further extension of the mine life. And there is more exploration potential both in the mine – deeper, above, east and west beyond the Silver Fault – and on our regional lands in the camp. With our large land package in four important silver districts and a doubling of our exploration spending in 2010, we will continue with systematic work to realize significant exploration potential.”

Hecla’s silver reserves increased 5% to 140 million ounces in 2009. The increase is attributed to conversion of resources to reserves at the Lucky Friday mine. Reserves at the mine increased 77% to 38.6 million ounces of silver, the most in the history of the mine which has been in operation since 1942. Hecla’s studies and evaluation work for the deep development at the Lucky Friday mine is progressing towards completion, and the results strongly support the economic viability of an internal shaft to access deeper vein material. As such, and with planned deep development and new infrastructure, the depth of the reserve boundary was extended by 500 vertical feet to the 7000 level.

Silver reserves at the Greens Creek mine declined slightly as re-modeling of the data based on additional drilling reduced the impact of higher-grade zones that were included in the estimate made in 2008. In addition, the increase in the silver price has reduced the cut-off grade which enables mining of lower grade ores. These changes have the impact of reducing ore grade over time. Zinc and lead reserves were effectively replaced during the year. The mine has a good history of replacing production through systematic definition drilling, and we believe this trend will continue with additional drilling and development in the future.

In addition, Hecla’s silver resources increased 7% to 207 million ounces compared to silver resources in 2008. Hecla’s total reserves and resources of silver are 346 million ounces, an increase of 7% compared to 2008.

The reserve and resource table shown below was calculated using metal prices of $13.75 per ounce for silver, $775 per ounce for gold and $0.70 per pound for each of lead and zinc.

ESTIMATED ORE RESERVES AND RESOURCES
(As of December 31, 2009)
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Mine	Tons	(Oz/ton)	(Oz/ton)	(%)	(%)	(Ounces)	(Ounces)	(Tons)	(Tons)
Proven and Probable Reserves
Proven Ore Reserves
Lucky Friday Unit, USA	1,358,200	12.3	-	8.0	2.6	16,640,300	-	109,100	35,100
						16,640,300	-	109,100	35,100
Probable Reserves
Lucky Friday Unit, USA	1,577,000	13.9	-	8.9	2.9	21,947,600	-	140,300	46,100
Greens Creek, USA	8,314,700	12.1	0.102	3.6	10.3	100,973,300	847,400	303,300	852,900
						122,920,900	847,400	443,600	899,000
Total Proven & Probable Reserves						139,561,200	847,400	552,700	934,100
Mineralized Material
Lucky Friday Unit, USA (1)	12,600,500	7.2	-	4.5	2.3	90,186,700	-	568,200	290,800
Greens Creek, USA (2)	789,800	4.1	0.063	2.0	4.6	3,262,300	49,400	16,000	36,300
						93,449,000	49,400	584,200	327,100
Other Resources 2009
Lucky Friday Unit, USA (3)	4,629,800	10.8	-	7.4	3.1	50,107,100	-	343,500	143,000
Greens Creek, USA (4)	2,412,000	11.5	0.092	2.7	6.8	27,854,500	221,300	65,400	163,500
San Sebastian Hugh (5)	1,142,500	8.0	0.010	2.9	4.4	9,186,200	14,300	33,000	49,900
San Juan JV -Creede (70%) (6)	2,165,000	12.0	-	1.7	1.3	25,946,000	-	36,200	28,600
						113,093,800	235,600	478,100	385,000
Total Reserves & Resources						346,104,000	1,132,400	1,615,000	1,646,200

(1) Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(2) Indicated resources, Gallagher orebody, factored for dilution and mining recovery.
(3) Inferred resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(4) Inferred resources, East, West, SW, Gallagher, NWW, '9A', and 200S orebodies, factored for dilution and mining recovery.
(5) Inferred resources, Hugh zone (Deep Francine) - diluted and factored to minimum mining width.
(6) Inferred resources, diluted and factored to minimum mining width. San Juan Silver JV (Creede, CO) reportable @ 70% to Hecla (A-Vein only).

Greens Creek - Hecla completed approximately 39,000 feet of underground in-fill and exploration drilling in 2009. The drilling tested the peripheries of known zones including the 5250, Deep 200 South and the NWW-South in the mine resulting in a replacement of tons mined during 2009. Hecla continues to be encouraged with the NE contact, a relatively new target area that is located adjacent to mine infrastructure. Five exploration holes, including three from surface drilled through the targeted contact horizon encountering disseminated and stringer mineralization in highly altered rocks with local intervals of low grade silver mineralization. The last drill hole in the program intersected massive and semi-massive pyrite mineralization over a 20-foot interval and suggests proximity to a new massive sulfide body.

Lucky Friday - Drill results from the Lucky Friday mine remain strong. Underground drilling from several stations during the year have materially upgraded resources to reserves and added new resources. Hecla’s drilling mostly targeted mineralization along the eastern portion of the deposit. Highlights for this vein include intercepts such as 85 ounce per ton silver and 32.7% combined lead-zinc over 3.1 feet and 50 ounce per ton silver plus 13% combined lead-zinc over 2.5 feet. In the 60 vein, a sub-parallel structure to the 30 vein, intersections such as 39.9 ounce per ton silver and 28.2% combined lead-zinc over 9.1 feet and 20.1 ounce per ton silver plus 24% combined lead-zinc across 10.9 feet reinforce the attractive opportunity and potential at depth. These intercepts occur at the 7600-7850 level in the mine and we believe the deposit remains open for extension in at least three directions. Drilling to the west past the Silver Fault has identified some veining with strong alternation.

Another example of the untested potential located 500 feet east of the resource boundary in the mine is a 87.6 ounce per ton silver intercept with 26.3% combined lead-zinc over a width of 1 foot. This result will be followed-up with additional drilling in early 2010.

Hecla completed approximately 48,600 feet of underground in-fill and underground drilling at the site in 2009.

San Juan Silver - The San Juan Silver Joint Venture in southern Colorado is located in an historic mining district where silver mining ceased in the 1980s. Hecla is earning a 70% interest in the project from its partners, Emerald Mining and Leasing, LLC and Golden 8 Mining, LLC. Completion of resource modeling in 2009 increased Hecla’s attributable resource on the project to 25.9 million ounces of silver. Two holes drilled on the Bulldog target tested for lateral extensions of the vein while holes on the Midwest structure confirmed broad zones of diffuse base metal mineralization. One intercept on the Bulldog vein returned a 26 ounce per ton silver assay over a true width of 5.8 feet.

Mexico - Two drills tested the Penãscote and El Garrote targets on the large San Sebastian property near Durango. At Penãscote, structural veins and veinlets containing calcite and hematite cut an aerially extensive conglomerate unit in a bulk tonnage setting. Hecla completed 21 drill holes that tested for near-surface, oxide mineralization in the conglomerate; the highlight was a 60.6 m intercept grading 21 grams per ton silver. This result together with several other near-surface intercepts such as 10.2 m grading 164 grams per ton and 4.2 m grading 112.7 grams per ton silver should help to vector towards the source of the mineralization. The zone is coincident with a large silver and arsenic geochemical anomaly, and Hecla expects to continue drilling at Penãscote in early 2010.

PRODUCTION AND COST OUTLOOK

Hecla is forecasting 10-11 million ounces of silver production in 2010. At current prices for by-product credits, Hecla expects full-year production cash costs to be in a range of $1.90-$2.25 per ounce of silver. In 2010, capital costs and exploration expenditures are currently expected to be approximately $50-$60 million and $18 million, respectively. As programs develop, these estimates may be adjusted.

OTHER

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 119-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com.

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Fourth Quarter Ended		Year Ended
HIGHLIGHTS	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
FINANCIAL DATA
Sales	$88,036	$31,218	$312,548	$204,665
Gross Profit (Loss)	$35,928	$(13,815)	$101,069	$17,859
Income (loss) applicable to common shareholders	$28,660	$(40,718)	$54,193	$(80,196)
Basic income (loss) per common share	$0.12	$(0.24)	$0.24	$(0.57)
Diluted income (loss) per common share	$0.11	$(0.24)	$0.23	$(0.57)
Net income (loss) from continuing operations	$32,068	$(36,662)	$67,826	$(37,173)
Cash flow provided by (used by) operating activities	$63,093	$(8,233)	$114,975	$14,785
PRODUCTION SUMMARY – TOTALS
Silver – Ounces produced	2,411,122	2,528,071	10,989,660	8,709,517
Payable ounces sold	1,832,579	2,067,195	9,798,473	7,840,847
Gold – Ounces produced	16,489	18,146	67,278	54,650
Payable ounces sold	11,763	12,930	54,801	44,977
Lead – Tons produced	11,588	10,226	44,263	35,023
Payable tons sold	8,981	8,165	37,210	30,792
Zinc – Tons produced	22,258	19,581	80,995	61,441
Payable tons sold	17,386	13,527	60,722	45,732
Average cost per ounce of silver produced (1):
Total cash costs ($/oz.)	(2.00)	7.49	1.91	4.20
Total production costs ($/oz.)	4.76	12.29	7.77	8.30
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	17.58	10.20	14.65	15.02
Realized price per ounce	18.67	9.43	15.63	14.40
Gold – London PM Fix ($/oz.)	1,102	795	973	872
Realized price per ounce	1,190	752	1,017	865
Lead – LME Cash ($/pound)	1.04	0.56	0.78	0.95
Realized price per pound	1.08	0.30	0.88	0.83
Zinc – LME Cash ($/pound)	1.01	0.54	0.75	0.85
Realized price per pound	1.20	0.35	0.90	0.71

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section. Includes gold, lead and zinc production, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Sales of products	$88,036	$31,218	$312,548	$204,665
Cost of sales and other direct production costs	36,402	32,766	148,642	151,599
Depreciation, depletion and amortization	15,706	12,267	62,837	35,207
	52,108	45,033	211,479	186,806
Gross profit (loss)	35,928	(13,815)	101,069	17,859

Other operating expenses
General and administrative	4,817	669	18,624	13,894
Exploration	4,246	4,106	9,247	22,471
Other operating expense	1,674	776	5,389	3,047
Gain on sale of properties, plants and equipment	- -	- -	(6,234)	(506)
Termination of employee benefit plan	- -	- -	(8,950)	- -
Provision for closed operations and environmental matters	5,306	1,926	7,721	4,312
	16,043	7,477	25,797	43,218
Income (loss) from operations	19,885	(21,292)	75,272	(25,359)

Other income (expense):
Gain (loss) on sale or (impairment) of investments	4,070	(373)	1,052	7,724
Interest and other income	749	266	1,121	3,842
Debt-related fees	(248)	- -	(5,973)	- -
Interest expense	(1,095)	(6,892)	(11,326)	(19,573)
	3,476	(6,999)	(15,126)	(8,007)
Income (loss) from operations before income taxes	23,361	(28,291)	60,146	(33,366)
Income tax benefit (provision)	8,707	(8,371)	7,680	(3,807)

Net income (loss) from continuing operations	32,068	(36,662)	67,826	(37,173)
Loss from discontinued operations, net of tax	- -	- -	- -	(17,395)
Loss on impairment of discontinued operations, net of tax	- -	(648)	- -	(11,995)

Net income (loss)	32,068	(37,310)	67,826	(66,563)
Preferred stock dividends	(3,408)	(3,408)	(13,633)	(13,633)

Income (loss) applicable to common shareholders	$28,660	$(40,718)	$54,193	$(80,196)

Income (loss) per common share after preferred dividends:
Basic	$0.12	$(0.24)	$0.24	$(0.57)
Diluted	$0.11	$(0.24)	$0.23	$(0.57)

Basic weighted average number of common shares outstanding	237,935	169,603	224,933	141,272

Diluted weighted average number of common shares outstanding	258,607	169,603	233,618	141,272

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Dec. 31, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$104,678	$36,470
Short-term investments and securities held for sale	1,138	- -
Accounts and notes receivable	27,427	9,414
Inventories	21,466	21,331
Deferred taxes	7,176	2,481
Other current assets	4,578	4,154
Total current assets	166,463	73,850
Investments	2,157	3,118
Restricted cash and investments	10,945	13,133
Properties, plants and equipment, net	819,518	852,113
Deferred taxes	38,476	36,071
Other noncurrent assets	9,225	10,506

Total assets	$1,046,784	$988,791

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$13,998	$21,850
Accrued payroll and related benefits	14,164	8,475
Accrued taxes	6,240	4,408
Current portion of accrued reclamation and closure costs	5,773	2,227
Current portion of long-term debt	1,560	48,018
Total current liabilities	41,735	84,978
Long-term debt	3,281	113,649
Accrued reclamation and closure costs	125,428	119,120
Other noncurrent liabilities	10,855	21,587

Total liabilities	181,299	339,334

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	59,604	45,115
Capital surplus	1,121,076	981,161
Accumulated deficit	(300,915)	(351,700)
Accumulated other comprehensive loss	(14,183)	(25,022)
Treasury stock	(640)	(640)

Total shareholders' equity	865,485	649,457

Total liabilities and shareholders' equity	$1,046,784	$988,791

Common shares outstanding at end of year	238,334	180,380

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Year Ended
	Dec. 31, 2009	Dec. 31, 2008
OPERATING ACTIVITIES
Net income (loss)	$67,826	$(66,563)
Loss on discontinued operations, net of tax	- -	29,390
Income (loss) from continuing operations	67,826	(37,173)
Noncash elements included in net income (loss):
Depreciation, depletion and amortization	63,061	35,846
Gain on sale of investments	(4,070)	(8,097)
Loss on impairment of investments	3,018	373
Gain on disposition of properties, plants and equipment	(6,234)	(203)
Provision for reclamation and closure costs	5,172	651
Stock compensation	2,746	4,122
Provision (benefit) for deferred taxes	(7,100)	6,756
Preferred shares issued for bank fees	4,262	- -
Amortization of loan origination fees	3,993	6,646
Gain on termination of employee benefit plan	(8,950)	- -
Loss on derivative contract	2,139	- -
Other, net	1,333	1,224
Change in assets and liabilities:
Accounts and notes receivable	(18,117)	18,591
Inventories	(135)	1,812
Reversal of purchase price allocation to product inventory	- -	16,637
Other current and noncurrent assets	(1,526)	(2,012)
Accounts payable and accrued expenses	(7,853)	(9,263)
Accrued payroll and related benefits	6,015	(1,943)
Accrued taxes	4,866	1,068
Other noncurrent liabilities	2,989	(1,141)
Accrued reclamation and closure costs	1,540	(6,621)
Net cash used by discontinued operations	- -	(12,488)
Net cash provided by operating activities	114,975	14,785

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(23,514)	(68,674)
Acquisition of business, net of cash obtained	- -	(688,452)
Proceeds from sale of investments	4,091	27,001
Proceeds from disposition of properties, plants and equipment	8,023	596
Redemption of restricted cash	3,487	23,277
Maturities of short-term investments	- -	4,036
Net cash provided by (used by) discontinued operations	- -	21,159
Net cash provided by (used in) investing activities	(7,913)	(681,057)

FINANCING ACTIVITIES
Common stock issued	128,334	183,504
Dividends paid to preferred shareholders	- -	(7,427)
Payments on interest rate swap	(3,013)	- -
Loan origination fees	(1,467)	(8,125)
Borrowings on debt	- -	380,000
Repayments of debt and capital leases	(162,708)	(218,333)
Net cash provided by (used in) financing activities	(38,854)	329,619
Net (decrease) increase in cash and cash equivalents	68,208	(336,653)
Cash and cash equivalents at beginning of year	36,470	373,123
Cash and cash equivalents at end of year	$104,678	$36,470

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
GREENS CREEK UNIT (1)
Tons of ore milled	189,281	205,729	790,871	598,931
Mining cost per ton	$44.89	$49.41	$42.33	$49.43
Milling cost per ton	$25.99	$27.08	$23.22	$30.91
Ore grade milled – Silver (oz./ton)	11.45	12.42	13.01	13.69
Silver produced (oz.)	1,545,527	1,812,145	7,459,170	5,829,253
Gold produced (oz.)	16,489	18,146	67,278	54,650
Lead produced (tons)	6,129	5,710	22,253	16,630
Zinc produced (tons)	19,550	17,684	70,379	52,055
Average cost per ounce of silver produced (2):
Total cash costs	$(4.85)	$6.24	$0.35	$3.29
Total production costs	$4.01	$12.06	$7.65	$8.52
Capital additions (in thousands)	$2,656	$2,955	$17,520	$24,422
LUCKY FRIDAY UNIT
Tons of ore processed	87,480	72,297	346,395	317,777
Mining cost per ton	$60.30	$72.73	$58.56	$63.72
Milling cost per ton	$15.34	$14.92	$14.98	$13.74
Ore grade milled – Silver (oz./ton)	10.53	10.57	10.86	9.70
Silver produced (oz.)	865,595	715,926	3,530,490	2,880,264
Lead produced (tons)	5,459	4,516	22,010	18,393
Zinc produced (tons)	2,708	1,897	10,616	9,386
Average cost per ounce of silver produced (2):
Total cash costs	$3.10	$10.64	$5.21	$6.06
Total production costs	$6.09	$12.87	$8.02	$7.87
Capital additions (in thousands)	$3,536	$11,721	$15,990	$44,114

(1) Reflects Hecla’s 100% share of Greens Creek as of April 16, 2008, and its 29.73% ownership prior to that date.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$(4,818)	$18,922	$20,958	$36,621
Divided by silver ounces produced	2,411	2,528	10,989	8,709
Total cash cost per ounce produced	$(2.00)	$7.49	$1.91	$4.20
Reconciliation to GAAP:
Total cash costs	$(4,818)	$18,922	$20,958	$36,621
Depreciation, depletion and amortization	15,706	12,267	62,837	35,207
Treatment costs	(25,517)	(18,185)	(80,830)	(70,776)
By-product credits	69,276	36,828	206,608	164,963
Change in product inventory	(3,991)	(4,680)	310	20,254
Reclamation, severance and other costs	1,453	(118)	1,596	537
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$52,109	$45,034	$211,479	$186,806

GREENS CREEK UNIT
Total cash costs	$(7,497)	$11,302	$2,582	$19,157
Divided by silver ounces produced	1,546	1,812	7,459	5,829
Total cash cost per ounce produced	$(4.85)	$6.24	$0.35	$3.29
Reconciliation to GAAP:
Total cash costs	(7,497)	11,302	2,582	19,157
Depreciation, depletion and amortization	13,117	10,673	52,909	30,022
Treatment costs	(20,076)	(14,676)	(62,037)	(51,495)
By-product credits	54,248	31,191	161,537	122,146
Change in product inventory	(4,230)	(4,585)	14	20,245
Reclamation, severance and other costs	1,436	(117)	1,574	487
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$36,998	$33,788	$156,579	$140,562

LUCKY FRIDAY UNIT
Total cash costs	$2,679	$7,620	$18,376	$17,464
Divided by silver ounces produced	865	716	3,530	2,880
Total cash cost per ounce produced	$3.10	$10.64	$5.21	$6.06
Reconciliation to GAAP:
Total cash costs	$2,679	$7,620	$18,376	$17,464
Depreciation, depletion and amortization	2,589	1,594	9,928	5,185
Treatment costs	(5,441)	(3,509)	(18,793)	(19,281)
By-product credits	15,028	5,637	45,071	42,817
Change in product inventory	239	(95)	296	9
Reclamation and other costs	17	(1)	22	50
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,111	$11,246	$54,900	$46,244

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Vice president – corporate development
Don Poirier, 208-769-4128